Exhibit 3.1 - Certificate of Incorporation

State of Delaware Secretary of State Division of Corporations Delivered 01:28 PM 05/09/2013 FILED 01:28 pm 05/09/2013 SRV 130553202 – 5332344 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First:              The name of this Corporation is Transfer Enterprises, Inc.

Second:              Its registered office in the State of Delaware is to be located at:

One Commerce Center
1201 Orange St., #600
Wilmington, DE 19899
County: New Castle

The registered agent in charge thereof is Incorp Services, Inc.

Third:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:              The amount of the total stock of this corporation is authorized to issue is:

100,000,000 million shares of common stock; and
10,000,000 million shares of preferred stock

With a par value of $0.001

Fifth:              The name and mailing address of the incorporator are as follows:

Name: Marie Garcia

Mailing Address:

10045 Red Run Blvd. suite 140
Owings Mills, MD 21117

I, The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25th day of April, A.D. 2013.

BY: /s/M Garcia
(Incorporator)